Exhibit 10.1

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

by and between

APTIV PLC

and

VERSIGENT LIMITED

Dated as of March 30, 2026

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS TRANSITION SERVICES AGREEMENT HAS BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [***], PURSUANT TO REGULATION S-K ITEM 601(B) OF THE SECURITIES ACT OF 1933, AS AMENDED. CERTAIN CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS: (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of March 30, 2026, by and between APTIV PLC, a public limited company formed under the laws of Jersey (“Parent”), and VERSIGENT LIMITED, a private limited company formed under the laws of Jersey (“SpinCo”). Each of SpinCo and Parent is referred to herein as a “Party” and collectively as the “Parties”.

WITNESSETH

WHEREAS, Parent and SpinCo have entered into that certain Separation and Distribution Agreement, dated as of March 30, 2026 (the “Separation and Distribution Agreement”), pursuant to which Parent and SpinCo have agreed that Parent will transfer the SpinCo Business to SpinCo and distribute the shares in SpinCo to the shareholders of Parent on the terms and conditions set forth in the Separation and Distribution Agreement;

WHEREAS, solely in order to facilitate the orderly transfer and continuation of the SpinCo Business and the operation of the SpinCo Business by SpinCo for a transitional period not to exceed the Term, Parent has agreed to, and has agreed to cause certain of its Affiliates to, provide SpinCo and its Subsidiaries the Services (as defined herein);

WHEREAS, solely in order to facilitate the operation of the Parent Business by Parent and its Affiliates, SpinCo has agreed to, and has agreed to cause its Subsidiaries to, provide Parent and its Affiliates the Services during the Term;

WHEREAS, neither SpinCo nor Parent intends, by the terms and conditions hereof, to create an ongoing service relationship with the other with respect to the Services for a duration of time exceeding the Term; and

WHEREAS, SpinCo and Parent intend to terminate the Service relationships contemplated hereby no later than expiration of the Term.

NOW, THEREFORE, in consideration of entering into the Separation and Distribution Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. For purposes of this Agreement, capitalized terms shall have the meanings set forth in the body of this Agreement or as set forth below in this Section 1.1. To the extent any capitalized terms are not defined herein, they shall have the meanings set forth in the Separation and Distribution Agreement.

“Cost” means, with respect to a Service, either (a) the monthly service fees and other amounts set forth in Exhibit 2.1(a) or Exhibit 2.1(b) or (b) for Services contained in Exhibit 2.1(a) or Exhibit 2.1(b) for which prices are specified as “billed as incurred”, their actual cost based on the cost formula specified for each Service in Exhibit 2.1(a) or Exhibit 2.1(b), including where applicable, the increase in the monthly service fees for the relevant Service as provided in Exhibit 2.1(a) or Exhibit 2.1(b); in each case as adjusted in accordance with Section 2.3 of this Agreement.

“Consents” means any consents, approvals or amendments to existing agreements of any Service Provider necessary to allow a Service Provider to provide the Services to a Service Recipient.

“Data” means all data or information (a) submitted by a Service Recipient to the applicable Service Provider for processing or transmission in connection with the Services or (b) generated by the Services.

“Data Protection Legislation” means all national, federal, state and local privacy, data protection or other laws and regulations applicable to the processing of Personal Information.

“Service” means (a) each service provided by Parent or its Affiliates to SpinCo or its Subsidiaries pursuant to Section 2.1(a) and (b) each service provided by SpinCo or its Subsidiaries to Parent or its Affiliates pursuant to Section 2.1(b), in each case, as separately identified in Exhibit 2.1(a) or Exhibit 2.1(b), as applicable.

“Service Baseline Period” means the six (6) month period preceding the Distribution Date.

“Service Provider” means (a) Parent or its applicable Affiliate, in connection with Services provided by such Person in its capacity as a provider of Services pursuant to Section 2.1(a) of this Agreement, and (b) SpinCo or its applicable Subsidiary, in connection with Services provided by such Person in its capacity as a provider of Services pursuant to Section 2.1(b) of this Agreement.

“Service Recipient” means (a) SpinCo or its applicable Subsidiary, in connection with Services received by such Person in its capacity as a recipient of Services pursuant to Section 2.1(a) of this Agreement, and (b) Parent or its applicable Affiliate, in connection with Services received by such Person in its capacity as a recipient of Services pursuant to Section 2.1(b) of this Agreement.

“Service Term” means, with respect to a Service, the applicable term as set forth in Exhibit 2.1(a) or Exhibit 2.1(b).

“Subsidiary” of any Person means (a) any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries and (b) joint ventures set forth on Schedule 1.1(a) hereto and such other joint ventures that Parent confirms in writing will be recipients of Services under this Agreement.

“Systems” means a Person’s hardware, firmware, networks, platforms, servers, interfaces, applications, websites or any other systems.

ARTICLE 2

SERVICES

2.1 Types of Services.

(a) For up to twenty-four (24) months from the Distribution Date (the “Term”), Parent will, and will cause certain of its Affiliates to, provide to SpinCo and its Subsidiaries certain Services (except that, Parent and its Affiliates shall be excused from performing to the extent that Services cannot be performed as a result of: (x) SpinCo’s or its applicable Subsidiary’s failure to perform, or failure to cause to be performed, any necessary Excluded Services; and (y) changes in the operation of the SpinCo Business after the Distribution Date), in each case: (i) only as described in Exhibit 2.1(a) to this Agreement; (ii) other than as expressly set forth in Exhibit 2.1(a), only consistent with past practice and the Level of Services existing during the Service Baseline Period; (iii) other than as set forth in Exhibit 2.1(a), only as offered by Parent and its Affiliates to their own operations at the time the applicable Services are provided under this Agreement (provided that Parent and its Affiliates will not eliminate a Service prior to the end of the applicable Service Term set forth in Exhibit 2.1(a), unless otherwise agreed in writing by the relevant Service Recipient, and will use commercially reasonable efforts to provide the relevant Service Recipient at least thirty (30) days advance notice of any significant changes); and (iv) for a period not to exceed the Service Term for a particular Service.

(b) During the Term, SpinCo will, and will cause its Subsidiaries to, provide to Parent and its Affiliates, certain Services (except that, SpinCo and its Affiliates shall be excused from performing to the extent that Services cannot be performed as a result of: (x) Parent’s or its applicable Subsidiary’s failure to perform, or failure to cause to be performed, any necessary Excluded Services; and (y) changes in the operation of the Parent Business after the Distribution Date), in case of each of (x) and (y): (i) only as described on Exhibit 2.1(b) to this Agreement; (ii) other than as expressly set forth in Exhibit 2.1(b), only to the extent necessary for the continued operation of the Parent Business, in the ordinary course consistent with past practice and the Level of Services as existed during the Service Baseline Period; (iii) other than as set forth in Exhibit 2.1(b), only as offered by SpinCo and its Affiliates to their own operations at the time the applicable Services are provided under this Agreement (provided that SpinCo and its Affiliates will not eliminate a Service prior to the end of the applicable Service Term set forth in Exhibit 2.1(b), unless otherwise agreed in writing by the relevant Service Recipient, and will use commercially reasonable efforts to provide the relevant Service Recipient at least thirty (30) days advance notice of any significant changes); and (iv) for a period not to exceed the Service Term for a particular Service.

(c) In no event shall the Services include the following (collectively, “Excluded Services”): (i) any services that are not expressly set forth in (A) Exhibit 2.1(a) to this Agreement, including those services set forth in Exhibit 2.1(c) (in each case, with respect to the Services provided to SpinCo or its Subsidiaries) or (B) Exhibit 2.1(b) to this Agreement (with respect to the Services provided to Parent or its Affiliates); provided, that the foregoing shall not limit the Parties’ ability to agree to provide Additional Services in accordance with Section 2.2 below; and (ii) unless extended by the written agreement of Parent and SpinCo in accordance with Section 2.3 below, Services whose Service Term has expired in accordance with the terms of this Agreement.

(d) Other than as expressly set forth in Exhibit 2.1(a), Service Provider shall not be obligated to perform or to cause to be performed any Service (i) for any business other than the SpinCo Business or the Parent Business, as applicable, (ii) in a manner that is materially more burdensome (with respect to service quality or quantity) than analogous services provided by Parent for or within its own organization or group or (iii) in a manner that is materially more burdensome (with respect to service quality or quantity) than analogous services provided by Parent to the SpinCo Business ((i) to (iii) collectively referred to as the “Level of Service”) during the Service Baseline Period. A Service shall be deemed materially more burdensome if, among other items, its usage or the resources necessary to provide the Service exceed the usage or the resources required to provide analogous services to Service Provider’s own organization or the Parent Business or the SpinCo Business, as applicable, during the Service Baseline Period, or if Service Provider is required to hire new employees, engage new contractors or make capital investments in respect of such Service greater than the maximum number of employees or contractors dedicated at any time to analogous services, or investments made by Service Provider with respect to analogous services, during the Service Baseline Period. If Service Recipient requests that Service Provider perform or cause to be performed any Service that exceeds the Level of Service during the Service Baseline Period, including any acquisition or upgrade of technology, software or information systems, and Service Provider is willing to consider providing such requested higher Level of Service, then the Parties shall cooperate and act in good faith to determine (i) whether Service Provider will provide such requested higher Level of Service and (ii) the Cost of providing such requested Higher Level of Service. If and to the extent that the Parties determine that Service Provider shall provide the requested higher Level of Service, then such higher Level of Service shall be documented in a supplement to the Exhibits hereto, reflecting the scope of such Service and the Cost thereof. Each such supplement, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such written agreement and the Level of Service increases set forth in such written agreement shall be deemed a part of the Services provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

(e) In the event that SpinCo and Parent agree that for the provision of local country Services it is necessary or desirable to enter into a local contract, then, at the request of either SpinCo or Parent, SpinCo and Parent shall cause, respectively, the applicable Service Provider and Service Recipient in each such country to execute a “Participation Agreement” in a form materially consistent with the template attached hereto as Exhibit 2.1(e). The Parties agree to cooperate in implementing any such Participation Agreement in a manner that does not subject the applicable Service Provider to income taxes in a jurisdiction other than those jurisdictions under the laws of which such Service Provider is organized or is, before the implementation of such Participation Agreement, a tax resident.

2.2 Additional Services.

(a) Both Parties, working together and using commercially reasonable efforts, have attempted to identify and specifically enumerate in Exhibit 2.1(a) and Exhibit 2.1(b) all Services necessary to be provided to Service Recipients in order to ensure the uninterrupted operation of the SpinCo Business and the Parent Business following the Distribution Date.

(b) If a Service Recipient requires Excluded Services to support the continued operation of the SpinCo Business or the Parent Business, as applicable, and a Service Provider is willing to consider providing such services (the “Additional Services”), Parent and SpinCo will negotiate in good faith to determine if a Service Provider can provide the Additional Services upon mutually agreed terms and conditions; provided, however, that Service Provider shall have no obligation to provide Additional Services unless and until it agrees to do so in writing and that if terms satisfactory to the relevant Service Provider have not been agreed to within thirty (30) days after commencing such negotiations, Service Provider shall have no further obligation to negotiate with respect to such Additional Services.

(c) Other than as expressly agreed in writing by the Parties, and subject to Section 2.3, in no event shall the provision of Additional Services pursuant to this Section 2.2 extend the Service Term of any Service otherwise provided under Section 2.1, nor shall any Additional Service provided pursuant to this Section 2.2 be provided beyond the end of the Term. In addition, unless otherwise agreed in writing by the Parties, the performance of Additional Services, and the performance of any Services from and after the scheduled date of expiration of the applicable Service Terms, shall not create any obligations to continue providing such Additional Services or Services of extended duration.

(d) In the event that due to extenuating circumstances, such as a need to maintain the operation of the SpinCo Business or Parent Business, (i) either (x) Service Recipient requests any Additional Services or (y) Service Provider notifies Service Recipient that it believes such Additional Services are required and Service Recipient does not object to the provision of such Additional Services in writing within five (5) business days and (ii) there is insufficient time or opportunity (as determined by Service Provider in its reasonable discretion) to negotiate the price and terms of such Additional Service in accordance with the provisions hereof (any such Additional Service, an “Emergency Service”), then Service Provider may, in its sole discretion, elect to provide such Emergency Service without the Parties’ prior agreement on the price and terms thereof. Until such time as Service Provider and Service Recipient agree in writing to the price of such Emergency Service, the price therefor shall be (x) the cost thereof, as determined by Service Provider in its reasonable discretion, plus (y) ten percent (10%) of such cost. If Service Provider and Service Recipient have not agreed in writing to the price of such Emergency Service within thirty (30) days of such Emergency Service initially being provided to Service Recipient (or such earlier time upon the request of either Party), then the price determination for such Emergency Service shall be resolved as promptly as reasonably practicable in accordance with the dispute resolution provisions hereof set forth in Section 12.6.

2.3 Price of Services. Services shall be provided by a Service Provider, and Service Recipient shall pay the relevant Service Provider for the Services, at the Cost identified on Exhibit 2.1(a) or Exhibit 2.1(b), except that if a Service Provider provides any Service at the request of or with the written consent of the Service Recipient following the expiration of the applicable Service Term, the Cost of such Service shall be increased as follows: (a) for the first three (3) months after the expiration of the Service Term of such Service, the Cost shall be increased by twelve and one-half percent (12.5%) above the Cost set forth on Exhibit 2.1(a) or Exhibit 2.1(b), as applicable, (b) for the following three (3) months, the Cost shall be increased by twenty-five percent (25%) above the Cost set forth on Exhibit 2.1(a) or Exhibit 2.1(b), as applicable, (c) for the following three (3) months, the Cost shall be increased by fifty percent (50%) above the Cost set forth on Exhibit 2.1(a) or Exhibit 2.1(b), as applicable, and (d) thereafter the Cost shall be increased by one hundred percent (100%) above the Cost set forth on Exhibit 2.1(a) or Exhibit 2.1(b), as applicable; provided that, for the avoidance of doubt, in no event shall any Service Term extension exceed the expiration of the Term. If (i) the cost of any Service provided by a third party is increased or decreased (or Service Provider’s own cost with respect to any Service is increased or decreased as a result of a third party’s change in costs) or (ii) any extension shall require Service Provider to incur additional costs to extend or renew fixed term licenses or subscriptions in order to provide such extended Service, Service Provider shall provide written notice to the Service Recipient of such cost increase or decrease (or additional licenses or subscription costs, as applicable), together with Service Provider’s good faith determination of the amount of such increase or decrease (or additional license or subscription costs, as applicable), and the Cost will be adjusted in accordance with such determination. If Service Recipient disagrees with such determination, the Service Provider and Service Recipient shall discuss in good faith whether a further adjustment is appropriate.

2.4 Terms of Payment.

(a) Generally. Any invoice for amounts owed by a Party to another hereunder shall be paid by the relevant Service Recipient within thirty (30) days after receipt of such invoice from Service Provider. For Services that include variable costs, the respective Service Provider will provide the respective Service Recipient with a reconciliation of amounts owed based on actual Services provided during the preceding month. If the estimated amounts paid with respect to Services that include variable costs exceed the actual amount owed with respect to such Services provided during a given month, Service Recipient will receive a credit for such excess amount paid in the next month’s invoice (or if all Services have terminated, such amount shall be paid within thirty (30) days after termination). Likewise, if the estimated amounts paid with respect to Services that include variable costs are less than the actual amount owed with respect to such Services provided during a given month, Service Recipient will pay such deficiency as part of the next month’s invoice (that will include such deficiency) or as part of the final invoice issued after all Services used by Service Recipient have terminated. All payments under this Agreement shall be made by electronic funds transfer of immediately available funds to such bank account of the respective Service Provider as identified by Parent (for Services provided by Parent or its Affiliates) or by SpinCo (for Services provided by SpinCo or its Subsidiaries). All amounts due for Services rendered pursuant to this Agreement shall be invoiced and paid in the currency in which the rate for such Service is quoted, as set forth in Exhibit 2.1(a) or Exhibit 2.1(b).

(b) Dispute Resolution. A Service Recipient may not withhold any payments to a Service Provider under this Agreement, notwithstanding any dispute that may be pending between the Parties, whether under this Agreement or otherwise (any required adjustment being made on subsequent invoices). If there is a dispute between a Service Recipient and a Service Provider regarding the amounts shown as billed to a Service Recipient on any invoice, such Service Provider shall furnish to the respective Service Recipient reasonable documentation to substantiate the amounts billed, including listings of the dates, times and amounts of the Services in question where applicable and to the extent practicable. Upon delivery of such documentation, Service Recipient and Service Provider shall cooperate and use commercially reasonable efforts to resolve such dispute among themselves. If such disputing Parties are unable to resolve the dispute within thirty (30) days of the initiation of such resolution procedures, and Service Recipient believes in good faith and with a reasonable basis that the amounts shown as billed to Service Recipient are inaccurate or are otherwise not in accordance with the terms of this Agreement, then the Parties will resolve such dispute pursuant to the general dispute resolution procedures set forth in Section 12.6. For the avoidance of doubt, Service Recipient may not offset disputed amounts from one invoice against any other payments due to Service Provider under any other invoices under this Agreement or any other agreements between the Parties.

2.5 Disbursements, Advances. Any necessary disbursements to third party vendors, employees (of a Service Recipient) or suppliers (including prepayments) to be made by a Service Provider on behalf of a Service Recipient in connection with the performance of the Services (“Disbursements”) will be included in the invoice for the month in which such Disbursements will be paid. Notwithstanding the foregoing, Disbursements that are greater than one hundred thousand U.S. Dollars ($100,000) per country that are due in a given month, must, at Service Provider’s election, be paid in advance in order for the Services to be provided. Service Provider shall provide Service Recipient with written notice of any such projected Disbursements, including the projected due date for such Disbursements. Service Recipient shall transfer, on or before the projected due date of a Disbursement, immediately available funds to a bank account identified by Service Provider.

2.6 Performance of Excluded Services. The relevant Service Recipient shall, at its sole cost and expense, perform, or cause to be performed, all Excluded Services which are necessary to its continued operation or the performance of the Services by the applicable Service Provider(s); provided, however, that a Service Recipient may elect not to perform, or cause to be performed, any Excluded Service, if such nonperformance would not: (a) increase the Cost of any Service provided by a Service Provider under this Agreement, a Participation Agreement or a similar agreement between the Parties or their Affiliates; (b) increase the resources required to perform any Service; or (c) result in any increased liability exposure to any Service Provider or any of its Affiliates or any other party other than a Service Recipient or its Affiliates. Notwithstanding anything herein to the contrary, no Service Provider shall have any obligation to perform any Service to the extent that such Service is dependent in a material respect upon the performance of an Excluded Service that a Service Recipient elects not to perform or cause to be performed.

2.7 Correction of Processing Errors. Each Service Recipient is responsible from and after the Distribution Date for: (a) the accuracy and completeness of all Data; and (b) any errors in and with respect to data or information obtained from Service Provider to the extent caused by any inaccurate or incomplete Data submitted by a Service Recipient.

2.8 Service Recipient’s Obligations. Service Recipient shall: (a) maintain in good operating condition all equipment, software and operational features maintained or controlled by a Service Recipient and used in the provision of, or necessary for the receipt or delivery of, the Services, in a manner consistent with the practice for maintenance of all equipment, software and operational features as of the Distribution Date; (b) appropriately enhance (i.e., improve or upgrade and not fix or patch) any equipment, software and operational features maintained or controlled by a Service Recipient, as may be necessary for such equipment, software and operational features to be compatible with any systems used by the applicable Service Provider after the Distribution Date in connection with providing Services in a manner consistent with provision of such Services during the Service Baseline Period, it being agreed that (i) within ten

(10) days after the applicable Service Provider has notified Service Recipient that an enhancement is necessary in order to maintain the required compatibility, Service Recipient shall develop and deliver to Service Provider a plan, for Service Provider’s approval, to complete all such enhancements (at Service Recipient’s sole cost and expense) within the time required by Service Provider; provided, that where either Party believes that an enhancement will result in material expenditure by Service Recipient, the Parties shall discuss in good faith the proposed timing of any necessary enhancement with Service Recipient in an effort to avoid unnecessary expense on the part of Service Recipient; provided, further, that Service Provider makes no assurances that timing considerations will be accommodated; (ii) Service Recipient shall complete such enhancements in accordance with the plan approved by Service Provider; and (iii) if Service Recipient has not implemented the enhancements necessary to permit it to receive the relevant Services by the time Service Provider has notified Service Recipient that the enhancements must be implemented, Service Provider shall have no obligation to provide Services until Service Recipient has made the necessary enhancements; (c) be solely responsible for any stranded or incremental costs and expenses, if any, incurred by Service Recipient or Service Provider resulting from any termination of a Service prior to the expiration of the applicable Service Term, as applicable, including any severance costs and other expenses incurred, resulting or arising from or in connection with the early termination of any Service and any costs and expenses incurred as a result of pre-existing obligations to third parties for the period between the effective date of an early termination of a Service and the date on which the applicable Service Term had originally been scheduled to expire (including all license and subscription fees or other pre-existing payment obligations that would have constituted Costs hereunder) that cannot (without cost to Service Provider) be terminated, cancelled, or in Service Provider’s discretion, redeployed; (d) comply with any policies and reasonable instructions provided by the applicable Service Provider that are necessary or desirable for Service Provider to provide the Services in accordance with this Agreement; (e) in the case of SpinCo and its Subsidiaries, make available to Parent the books and records that were transferred to SpinCo by Parent or its Affiliates pursuant to the Separation and Distribution Agreement to the extent necessary for Parent or its Affiliates to perform its obligations under this Agreement; and (f) be responsible for its pro-rata share (as determined by Service Provider in its reasonable discretion) of the costs of replacement, repair and maintenance of any equipment or other assets provided by a Service Provider (and owned by a Service Provider or a third party) to a Service Recipient which are necessary for the provision of Services hereunder.

2.9 Nature of Services; Limitations on Performance.

(a) The Parties acknowledge and agree that the Services are transitional in nature. Service Recipient agrees to cooperate in good faith and to use commercially reasonable efforts to effectuate a smooth transition of the Services from Service Provider to Service Recipient (or its designee) as soon as commercially practicable after the Distribution Date, but in any event before the end of the Service Term for such Service. The Parties agree to use reasonable efforts to assist and cooperate in good faith with each other in order to effectuate such transition of the Services from Service Provider to Service Recipient (or its designee) in a timely and orderly manner.

(b) Nothing in this Agreement shall require Service Provider to perform or cause to be performed any Service to the extent that Service Provider reasonably believes that the manner of such performance would constitute (i) a breach, violation or infringement of, or a default under, any of the terms, conditions or provisions of any agreement, instrument, contract, obligation or undertaking that was entered into by such Service Provider prior to the date of this Agreement or (ii) a violation of any applicable Law. If Service Provider reasonably believes that the manner of performance would constitute a violation on the part of Service Provider, Service Provider shall use commercially reasonable efforts to promptly advise Service Recipient of such violation, and Service Provider and Service Recipient will use their commercially reasonable efforts to jointly seek an alternative that addresses such violation. The Parties agree to cooperate in good faith and use commercially reasonable efforts to obtain any necessary third party consents required under any existing contract or agreement with a third party or under applicable Law to allow Service Provider to perform, or cause to be performed, all Services to be provided by Service Provider hereunder in accordance with the standards set forth in this Agreement; provided, that Service Provider shall have no obligation to provide Services where a consent has not been obtained or an alternative arrangement has not been agreed by the Parties in accordance with Section 3.1 of this Agreement.

(c) If a Service Provider is unable to provide or procure a Service in accordance with the terms of this Agreement due to a capacity shortage, governmental actions or other event beyond the reasonable control of the applicable Service Provider, such Service Provider shall provide the affected Service to the Service Recipients and the Service Provider’s Affiliates (as applicable) on a pro-rata, non-discriminatory basis unless otherwise agreed to by the Parties in writing and, to the extent the Cost of providing the affected Service is more or less than the Cost set forth in Exhibit 2.1(a) or Exhibit 2.1(b) for such Service, Service Provider shall adjust the Cost of such affected Service on an equitable non-discriminatory basis within thirty (30) days after such capacity shortage occurs.

(d) Service Provider shall have the right from time to time to temporarily suspend (or cause to be suspended) a Service due to scheduled or emergency maintenance, modification, repairs, updates or upgrades, alterations or replacements or any other reasonable matters to the extent such matters affect the operations, businesses or divisions of the applicable Service Provider or its Affiliates receiving the same services and the applicable Service Recipient on a non-discriminatory basis (a “Service Suspension”), to the extent Service Provider, in its reasonable judgment, determines such action is necessary.

2.10 Third Party Service Providers. A Service Provider shall have the right to engage the services of contractors, subcontractors, vendors or other third party providers (each, a “Third Party Service Provider”) to deliver or assist the Service Provider in the provision of any Service. Service Provider shall (or shall cause its Affiliates to) supervise the performance of such Third Party Service Providers to ensure that the Service meets the requirements of this Agreement, and Service Recipient shall cooperate with any such Third Party Service Provider in connection therewith.

2.11 Access. Subject to the terms and conditions of this Agreement, the Service Recipient shall, and shall cause its Affiliates to, (i) make available on a timely basis to the Service Provider all information and materials reasonably requested by Service Provider in order to perform its obligations under this Agreement and (ii) allow Service Provider reasonable access to the facilities and Systems of the Service Recipient, in each case, necessary for Service Provider to fulfill its obligations under this Agreement.

ARTICLE 3

CONSENTS; HARDWARE AND SOFTWARE; MIGRATION

3.1 Required Consents. The applicable Service Provider shall use commercially reasonable efforts to obtain any Consents. The applicable Service Recipient shall pay, or, at Service Provider’s request, reimburse Service Provider for, the cost of obtaining the Consents and any fees or charges associated with the Consents or with any transfers of computer equipment leases or software licenses to a Service Recipient, including, but not limited to, any additional license, sublicense, access or transfer fees or any additional incurred pass-through costs. Without limiting the foregoing, neither Party shall under any circumstance be required to (and Service Provider shall not, without the prior written consent of Service Recipient) pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to obtain any Consents. Service Recipient acknowledges that there can be no assurance that Service Provider will be able to obtain the Consents. Unless otherwise agreed in writing in advance by the Parties, all reasonable out of pocket costs and expenses (if any) incurred by Service Recipient or any of its Subsidiaries or, with Service Recipient’s prior written consent, Service Provider or any of its Subsidiaries in connection with obtaining any such Consent that is required to allow Service Provider to perform or cause to be performed such Services shall be borne solely by Service Recipient; provided, however, that in the event Service Recipient does not agree to bear any Consent fees payable by Service Provider or any of its Subsidiaries, then Service Provider and its Subsidiaries shall be relieved of their obligations to perform or cause to be performed any Services requiring such Consent. If, with respect to a Service, the Parties, despite the use of such commercially reasonable efforts, are unable to obtain a required Consent, or the performance of such Service by Service Provider would constitute a violation of any applicable Law, upon Service Recipient’s request, Service Provider will reasonably cooperate with Service Recipient to identify and use commercially reasonable efforts to implement, a work-around or other alternative arrangement for any affected Service(s) that is reasonably acceptable to each Party and that enables Service Provider to perform or cause to be performed such Service or an analogous service without obtaining such required Consent or violating any applicable Law; provided, that (i) Service Recipient shall be responsible for all fees and costs associated with any such work-around or alternative arrangement, including, for the avoidance of doubt, any additional pass-through costs that are actually incurred by the Service Provider, (ii) Service Provider shall not be required to undertake any activities that increase, in any material respect, the resources required of it to perform the Service(s), and (iii) Service Recipient acknowledges that any such work-around or alternative arrangement may adversely impact the standards for provision of the Services set forth in Section 2.1(a), and Service Provider shall not be liable for any breach of this Agreement that results from the adoption of any such work-around or alternative arrangement.

3.2 Additional Hardware and Software. No Service Provider shall be obligated to purchase, license, lease or otherwise obtain the right to use any hardware or software in order to provide Services that exceed the level of such Services during the Service Baseline Period. Service Recipient shall be responsible for obtaining, at Service Recipient’s sole expense, any hardware, firmware, software or other licenses or equipment it needs in order to receive the Services.

3.3 Migration.

(a) The Parties have agreed upon a plan for the migration away from Parent of each Service being provided to SpinCo on the Systems in a smooth, efficient and risk-mitigating manner prior to the expiration of each Service Term as set forth on Exhibit 3.3 hereto (the “SpinCo Migration Plan”). Responsibility for SpinCo’s migration off of those Systems shall be as set forth in the SpinCo Migration Plan.

(b) The relevant Service Recipient shall provide updates as reasonably requested by Service Provider to allow the relevant Service Provider to monitor the current status of Service Recipient’s efforts to establish replacement or alternative programs and services in substitution for all Services provided by the relevant Service Providers to assure timely completion of such efforts.

ARTICLE 4

INTELLECTUAL PROPERTY

4.1 Third-Party Licenses; License Grant.

(a) With respect to any third-party Intellectual Property, data, Software or Software-based services that are provided or accessed under, or as part of, a Service, each Service Recipient shall comply with the terms and conditions of the vendor/licensor agreement under which the applicable Service Provider obtains a license, access, or other right to such Intellectual Property, data, Software or Software-based Service (“Third-Party IP License”), including providing timely, reasonable, and good faith cooperation at Service Recipient’s cost and expense to Service Provider and such vendor/licensor in connection with any audit, review, certification, or compliance assessment that relates to Service Recipient’s use of any such Services (such as providing access to relevant Systems and records (e.g., logs and usage data) necessary to demonstrate compliance, making available appropriate subject-matter experts and personnel to support audit inquiries, and provide supporting documentation or attestations). Service Recipient shall promptly notify Service Provider of any audit-related requests it receives in respect of the Services. Service Recipient shall work collaboratively and in good faith with Service Provider to support the preparation and implementation of any corrective actions necessitated by the findings of any such audit, and shall promptly and at its own cost and expense remediate any adverse findings attributable to Service Recipient’s use of the applicable Service. Service Recipient’s obligations under this section shall survive the Term as applicable for the duration of any vendor/licensor’s rights under Third-Party IP Licenses related to Service Recipient’s use of the Services.

(b) Subject to the terms and conditions of this Agreement and any applicable Third-Party IP Licenses, each Party, on behalf of itself and its Affiliates, hereby grants, and shall cause its permitted subcontractors to grant, to the other Party and its Affiliates, a limited, royalty-free, worldwide, non-sublicensable (except to third-party subcontractors, solely to the extent required for the receipt or provision, as the case may be, of any Service in accordance with the terms hereof), non-exclusive, non-transferable sublicense, solely for the duration of any applicable Service, to use the Intellectual Property licensed to such Party or any of its Affiliates under such Third-Party IP License, solely to the extent necessary for the applicable Service Recipient to receive and use the Services during the applicable Service Term. For clarity, (i) no license is granted hereunder to any Intellectual Property to the extent a consent or approval therefor is required and not obtained in accordance with Section 3.1, and (ii) royalties or fees payable to any third-party licensors due to Service Recipient’s receipt of the foregoing license shall be a Cost payable by Service Recipient hereunder. Other than as may be expressly set forth on Exhibit 2.1(a) or Exhibit 2.1(b), as applicable, nothing contained in this Agreement shall be deemed to grant either Party of its Affiliates, by implication, estoppel or otherwise, any license rights, ownership rights or other rights in any Intellectual Property owned by the other Party (or any Affiliate or permitted subcontractor of the other Party).

4.2 Developed Intellectual Property.

(a) All Intellectual Property created or developed by the applicable Service Provider solely on Service Recipient’s behalf in the course of and as part of providing the Services in connection with this Agreement (“Work Product”) shall be owned by the Service Recipient, unless (i) otherwise explicitly agreed to between the parties or (ii) such created or developed Intellectual Property constitutes a modification, improvement, update, or derivative (an “Improvement”) of any Intellectual Property existing and owned or controlled by the Service Provider as of the date hereof or otherwise developed or acquired by the Service Provider outside of this Agreement, in which case, such Improvement will be owned by Service Provider. Work Product to be owned by the Service Recipient shall be deemed a “work made for hire” under applicable Law. Any and all other Intellectual Property created or developed by a Party in the performance of or receipt of Services hereunder shall be owned by such Party.

(b) Without limiting the foregoing, to the extent any Intellectual Property vests in a Party in contravention of Section 4.2(a), such Party hereby irrevocably assigns and transfers all right, title and interest in such Intellectual Property to the other Party or its designee. The Parties shall take any and all commercially reasonable actions and execute any and all other documents reasonably necessary to perfect, confirm and record each Party’s ownership of Intellectual Property as contemplated in this Section 4.2.

ARTICLE 5

DATA AND THIRD PARTY ASSETS

5.1 All data provided by a Service Provider hereunder shall be in the form used by the applicable Service Provider as of the Distribution Date, except to the extent such form may be altered by modifications or enhancements of Service Provider’s systems. Unless furnished to Service Provider by a Service Recipient, all media upon which Service Recipient’s Data is stored is and shall remain the property of Service Provider. Special reports and other non-conforming data requests will be provided only if Service Provider and Service Recipient enter into a separate agreement with respect thereto.

ARTICLE 6

DISCLAIMER

6.1 WITHOUT LIMITING THE INDEMNITY EXPRESSLY SET FORTH IN SECTION 7.1, THE SERVICES SHALL BE PROVIDED BY EACH SERVICE PROVIDER “AS-IS”, AND EACH SERVICE PROVIDER EXPRESSLY DISCLAIMS TO THE FULL EXTENT PERMISSIBLE BY LAW ALL OTHER WARRANTIES, WHETHER EXPRESS,

IMPLIED, STATUTORY OR OTHERWISE, AS TO THE NATURE OR STANDARD OF THE SERVICES OR PRODUCTS OF THE SERVICES WHICH ANY OF THEM MAY PROVIDE HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER SPINCO NOR ITS AFFILIATES, ON THE ONE HAND, NOR PARENT NOR ITS AFFILIATES, ON THE OTHER HAND, SHALL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES OR ANY LOST PROFITS OR DAMAGES CALCULATED BASED ON A MULTIPLE OF PROFITS, REVENUE OR ANY OTHER FINANCIAL METRIC, IN EACH CASE, ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO A THIRD-PARTY CLAIM).

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification. Subject to the next sentence, SpinCo and Parent, as applicable, shall cause each Service Recipient to defend, indemnify and hold the relevant Service Provider harmless from any and all Liabilities suffered or incurred by Service Provider in connection with any and all demands, audits, Actions and causes of action to the extent arising from or relating to: (a) the Services provided to such Service Recipient pursuant to this Agreement; (b) any actions taken by any Service Provider in connection with such Services or this Agreement; (c) a Service Recipient’s failure to perform, or cause to be performed, any Excluded Services; or (d) the actions of any employee, representative or agent of a Service Recipient (including death, personal injury and/or property damage), in each case except to the extent that such Liabilities arose solely from the gross negligence or willful misconduct of any Service Provider or their respective Representatives (any demands, audits, Actions and causes of action to the extent arising under paragraphs (a) through (d) above, a “Claim”). SpinCo and Parent, as applicable, shall cause each Service Provider to indemnify the applicable Service Recipient to the extent of Liabilities caused by such gross negligence or willful misconduct; provided, however, that each Party and its respective Service Providers’ aggregate maximum liability to the other Party and its respective Service Recipients under this Agreement shall not exceed the aggregate fees received by Parent and its affiliated Service Providers pursuant to this Agreement; provided, further, that SpinCo shall indemnify Parent without limitation for all liabilities arising in connection with the SpinCo Migration Plan or SpinCo’s failure to complete the migration in accordance with the SpinCo Migration Plan.

7.2 Sole and Exclusive Remedies. Each Party acknowledges and agrees that the indemnification provided in this Article 7 shall be the sole and exclusive remedy of the Parties hereto and their Affiliates and their respective successors or assigns in respect of any claim for Liabilities arising under or out of this Agreement.

7.3 Procedures. The provisions of Section 6.05 of the Separation and Distribution Agreement shall apply to indemnification claims under this Agreement mutatis mutandis.

ARTICLE 8

FORCE MAJEURE

8.1 Except for any payment obligations of either Party to the other Party, if a Service Provider or Service Recipient is hindered, delayed or prevented from performing its obligations under this Agreement, or if such performance is rendered impossible by reason of any force majeure event, which shall be deemed to include fire, explosion, earthquake, storm, flood, drought, embargo, pandemic, war or other hostilities, strike, lockout or other labor disturbance, mechanical breakdown, governmental action, or any other cause that is beyond the reasonable control of a Service Provider or Service Recipient, then the Party so hindered, delayed or prevented shall not be liable to the other Party for the resulting failure to carry out its obligations hereunder.

ARTICLE 9

TERM AND TERMINATION

9.1 Term. Unless earlier terminated pursuant to the provisions of this Article 9, or extended by written agreement of the Parties with respect to any one or more of the Services, or parts thereof (which the Parties agree shall only be extended subject to the Service cost escalators set forth in Section 2.3 hereof), this Agreement shall expire at the end of the Term.

9.2 Termination for Default. If either Party fails to perform any of its material duties or obligations pursuant to this Agreement and such breach is not cured within fifteen (15) days, in the event such breach involves the payment of money, or within thirty (30) days, with respect to any other breach, after notice to such Party specifying the nature of such failure, the other Party may terminate this Agreement in its entirety, or with respect to any or all of the Services provided by such Party, upon further notice to the defaulting Party.

9.3 Termination Upon Agreement. A Service Recipient may request to terminate this Agreement in respect of any or all of the Services provided to such Service Recipient by a Service Provider by providing a minimum of forty-five (45) days (or such longer period as may be set forth in Exhibit 2.1(a) or Exhibit 2.1(b) with respect to a particular Service) prior written notice to the applicable Service Provider in the form of a Service cancellation notice materially consistent with the format attached as Exhibit 9.3 (“Cancellation Notice Form”); provided, however, that if a Service Recipient provides such Cancellation Notice Form to the applicable Service Provider with respect to any Service, Service Recipient may not request Service Provider to provide such Service beyond the date specified in such Cancellation Notice Form. Service Provider shall consult in good faith with Service Recipient in connection with any such requested termination (including by providing any estimates of costs and expenses that Service Recipient would be required to bear pursuant to this Section 9.3 in the event of such a termination), and following such consultation, if such termination is approved by Service Provider, Service Recipient may terminate such Service. Notwithstanding a Service Recipient’s right to terminate this Agreement with respect to any particular Service as set forth in this Section 9.3, the relevant Service Recipient shall work with the relevant Service Provider to develop a plan for the timing and coordination of the orderly discontinuance of each Service and Service Recipient shall bear all documented out-of-pocket costs and expenses incurred by Service Provider in connection with such discontinuance of Service, including, for the avoidance of doubt, any costs payable by Service Recipient pursuant to Section 2.8(c) of this Agreement; provided, that Service Provider shall cooperate with Service Recipient in good faith to minimize the incurrence of any additional costs and expenses in connection with such discontinuance of Service.

9.4 Effect of Termination. Upon: (a) the expiration or termination of this Agreement; (b) termination of the provision of any Services pursuant to Section 9.2; or (c) the termination of any Services pursuant to Section 9.3, the Parties shall pay all costs and other sums owed to the other for the terminated Services provided or reimbursement of excess payments through the date of such expiration or termination on the payment terms set forth in Section 2.4; provided, that any costs which are thereafter determined to be due and payable with respect to such Services shall be invoiced to the owing Party and paid on the payment terms set forth in Section 2.4.

ARTICLE 10

CONFIDENTIALITY AND DATA PRIVACY

10.1 All written confidential or proprietary information and documentation clearly marked “Proprietary” or other similar marking and all employee and payroll data or other information that would reasonably be understood to be confidential (the “Confidential Information”) relating to either Party or its Affiliates shall be held in confidence by the other Party or its Affiliates to the same extent and in at least the same manner as such Party protects its own confidential or proprietary information of a similar nature. Subject to the exceptions provided in this Article 10, neither Party shall disclose, publish, release, transfer or otherwise make available Confidential Information of the other Party in any form to, or for the use or benefit of, any Person without the other Party’s approval. Each Party shall, however, be permitted to disclose relevant aspects of the other Party’s Confidential Information to its officers, agents and employees and to the officers, agents and employees of its Affiliates to the extent that such disclosure is reasonably necessary to the performance of its duties and obligations or the exercise of its rights under this Agreement; provided, that such Party shall take all reasonable measures to ensure that Confidential Information of the other Party is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, agents and employees. The obligations in this Article 10 shall not: (a) restrict any disclosure by either Party pursuant to any applicable Law of any Governmental Authority (provided that the disclosing Party shall endeavor to give such notice to the non-disclosing Party as may be reasonable under the circumstances); and (b) apply with respect to information that: (i) is independently developed by the other Party; (ii) becomes part of the public domain (other than through unauthorized disclosure); (iii) is disclosed by the owner of such information to a third party free of any obligation of confidentiality; or (iv) either Party gained knowledge of, or possession of, free of any obligation of confidentiality.

10.2 Each Party shall comply with the terms of Exhibit 10.2 and with all applicable Laws (including state, federal and foreign privacy and Data Protection Legislation) that are or that may in the future be applicable to the provision of Services hereunder, including as related to any Personal Information.

ARTICLE 11

GOVERNANCE

11.1 TSA and Service Manager. Each of Parent and SpinCo shall designate a person within their respective organization to be the person responsible for all matters relating to the consummation of this Agreement (the “SpinCo TSA Manager” and the “Parent TSA Manager” and each, a “TSA Manager”). The Parties may also agree for one or more Services to designate a person responsible for all matters and communication concerning the respective Service (“Service Manager”), including for managing and coordinating the performance of the respective Service. Parent and SpinCo, and each Service Provider and Service Recipient may change its designated TSA Manager or Service Manager from time to time, and inform the respective other Party, Service Provider or Service Recipient, as the case may be, in writing about such change.

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1 Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) when delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service, (c) upon written confirmation of receipt after transmittal by electronic mail (followed by delivery of an original via overnight courier service) or (d) upon the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

if to SpinCo, to:

Versigent PLC

Spitalstrasse 5

8200 Schaffhausen, Switzerland

Attention: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

Versigent PLC

Spitalstrasse 5

8200 Schaffhausen, Switzerland

Attention: [***]

Email: [***]

if to Parent, to:

Aptiv PLC

Spitalstrasse 5

8200 Schaffhausen, Switzerland

Attention: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

Aptiv PLC

Spitalstrasse 5

8200 Schaffhausen, Switzerland

Attention: [***]

Email: [***]

12.2 Either Party may, by notice to the other Party, change the address and identity of the Person to which such notices and copies of such notices are to be given. Each Party agrees that nothing in this Agreement shall affect the other Party’s right to serve process in any other manner permitted by Law (including pursuant to the rules for foreign service of process authorized by the Hague Convention).

12.3 Waivers of Default. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

12.4 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

12.5 Expenses. Except as otherwise expressly provided herein, each Party shall pay its own expenses incident to this Agreement and the transactions contemplated herein.

12.6 Governing Law; Dispute Resolution; WAIVER OF JURY TRIAL.

(a) This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

(b) Section 11.02 and Section 11.03 of the Separation and Distribution Agreement shall apply to all Disputes arising out of or relating to this Agreement, mutatis mutandis.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO OR ARISING FROM THIS AGREEMENT AND ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO

REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.6(c).

12.7 Assignment; Successors and Assigns; No-Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party. Notwithstanding the foregoing, no such consent shall be required for (a) the assignment of a Party’s right to provide Services and receive payment under this Agreement to a Subsidiary of such Party; provided, that the assigning Party shall not be relieved of any of its obligations hereunder and (b) the assignment of a Party’s rights and obligations under this Agreement in connection with (i) a change of control of such Party or (ii) any sale or disposition of substantially all of the assets or lines of business of such Party, in each case, so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. No provision of this Agreement is intended to confer any rights, benefits, remedies or Liabilities hereunder upon any person other than the Parties and their respective successors and permitted assigns.

12.8 Counterparts; Effectiveness.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to each other Party.

(b) Each Party acknowledges that it and each other Party may execute this Agreement by facsimile, stamp or mechanical signature. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it shall not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of any other Party at any time it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

12.9 Entire Agreement. This Agreement and the exhibits, annexes and schedules hereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein.

12.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by an arbitrator or court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances, or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such arbitrator or court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

12.11 Relationship of the Parties. The relationship of the Parties, or any Service Provider and any Service Recipient, to each other is that of independent contractors and neither Party nor its agents or employees shall be considered employees or agents of the other Party. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture or grant of a franchise between Parent and SpinCo or any Service Provider and any Service Recipient. Neither Party shall have the right to bind the other Party to any obligations to third parties.

12.12 Access to Parent Systems.

(a) In the event that employees of SpinCo or any of its Subsidiaries are provided access to the Systems of Parent or any of its Affiliates in connection with the provision or receipt of Services, SpinCo will cause such employees to sign and deliver to Parent a reasonable confidentiality agreement acceptable to Parent, and will ensure such employees (i) abide by Parent’s rules, regulations and policies applicable to such employees’ access to and use of such Systems (copies of which will be provided or made available to SpinCo and such employees) and (ii) not disable, damage or otherwise impair in any material respect the operation of the Systems. SpinCo shall ensure that any such access granted by Parent shall be used by such personnel only for the purposes contemplated by, and subject to the terms of, this Agreement, or as otherwise determined by the Parties, and shall access and use only those portions of the Systems for which SpinCo has been granted the right to access and use.

(b) In the event that either Party or any of its Affiliates becomes aware of any actual or reasonably suspected cyber incident that is reasonably likely to adversely affect the performance, delivery or receipt of the Services or the Systems (including any data thereon), then such Party shall, as soon as reasonably practicable, notify the other Party of such cyber incident. In the event of a vulnerability or a cyber incident for which Parent reasonably believes the Systems (or any data thereon) have been or could be compromised by a malicious threat actor, SpinCo agrees that Parent may take all steps it deems necessary and appropriate to remediate the vulnerability or the cyber incident, including termination of or blocking SpinCo’s and its personnel’s access to the Systems. SpinCo shall cooperate with Parent in investigating any apparent unauthorized access to the Systems, and shall complete all remediation reasonably required by SpinCo to remediate a vulnerability or contain a cyber incident, and prevent any reoccurrence.

(c) SpinCo agrees that Parent may terminate or block SpinCo’s access and connectivity to the Systems, or deny personnel of SpinCo access to its Systems, upon notice to SpinCo if Parent reasonably believes that such personnel have violated the requirements set forth in this Section 12.12 (including if Parent reasonably believes SpinCo or any of its personnel has failed to comply with the security guidelines of Parent or is a security concern), or that any unauthorized personnel has accessed the Systems or any portion of a System, in each case until such time as SpinCo has remedied such non-compliance or other issue in a manner satisfactory to Parent. If any Service is terminated, SpinCo’s access to the System required solely in connection with the performance of or delivery of such terminated Service shall also be terminated. SpinCo shall ensure that all such employees comply with such agreements and this Section 12.12, and shall be jointly and severally liable with such employees for any breaches thereof.

12.13 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.14 Conflict. In case of any conflict between the terms and conditions of this Agreement and any Exhibit, the terms and conditions of the Exhibit shall govern.

12.15 Survival. The provisions of Section 2.3, Section 2.4, Section 2.5, Section 2.9, Section 3.1, Section 4.2, Article 6, Article 7, Article 8, Section 9.4, Article 10 and Article 12 shall survive the expiration or the termination of this Agreement.

12.16 Tax Matters.

(a) Sales Tax or Other Transfer Taxes. All sums payable under this Agreement are exclusive of value added tax, sales tax, service tax and turnover tax that may be levied in any jurisdiction which shall (if and to the extent applicable with respect to a Service) be payable by Service Recipient of such Service. Each of Service Providers and Service Recipients shall be liable for its own income taxes.

(b) Withholding Tax or Other Similar Taxes. If any withholding or deduction from any payment under this Agreement by any Service Recipient in relation to any Service is required in respect of any taxes pursuant to any applicable Law, such Service Recipient shall: (i) gross up the amount payable such that the applicable Service Provider receives an amount equal to the amount owed in respect of that Service, net of the withholding or deduction; (ii) deduct such tax from the amount payable to such Service Provider; (iii) timely pay the deducted amount referred to in clause (ii) to the relevant Governmental Authority (including any taxing authority); and (iv) promptly forward to such Service Provider a withholding tax certificate evidencing such timely payment.

(c) Cooperation. Each Service Recipient and each Service Provider shall take reasonable steps to cooperate to minimize the imposition of, and the amount of, taxes described in this Section 12.16 (including through the provision of relevant forms or other documents).

12.17 Independent Contractors. Nothing contained herein is intended or shall be deemed to make any Party or its respective Affiliates the agent, employee, partner or joint venture of any other Party or its Affiliates or be deemed to provide such Party or its Affiliates with the power or authority to act on behalf of the other Party or its Affiliates or to bind the other Party or its Affiliates to any Contract, agreement or arrangement with any other individual or entity. A Service Provider hereunder shall act as an independent contractor and not as the agent of the Service Recipient in performing such Service, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, state, local or foreign.

12.18 Rules of Construction. Interpretation of this Agreement shall be governed by the rules of construction set forth in Section 11.10 of the Separation and Distribution Agreement.

12.19 Non-Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the entities that are expressly identified as Parties to this Agreement and their respective Affiliates. No Person who is not a Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to, this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

APTIV PLC

By:	/s/ Varun Laroyia
Name: Varun Laroyia
Its: Executive VP & CFO

VERSIGENT LIMITED

By:	/s/ Timothy Seitz
Name: Timothy Seitz
Its: Director

[Signature Page to TSA]